Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ball Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, CO
April 24, 2013